EXHIBIT 16.1

March 30, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of Form 8-K dated March 30, 2015 of S&W Seed Company to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ M&K CPAS, PLLC
M&K CPAS, PLLC
Houston, Texas